Where Food Comes From, Inc. S-8

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2016, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s March 2014 acquisition of the remaining 40% interest of International Certification Services, Inc., and its October 2014 acquisition of assets of Sterling Solutions, LLC.) on the consolidated financial statements of Where Food Comes From, Inc. and subsidiaries, which report appears in the Annual Report on Form 10-K of Where Food Comes From, Inc. for the year ended December 31, 2015.

/s/ GHP Horwath, P.C.

Denver, Colorado
June 15, 2016